                                                                 EXHIBIT  10.06



October 15, 1998

Mr. Phil Sakakihara
14017 Quito Road
Saratoga, CA  95070

Dear Phil:

We are pleased to offer you the position of Senior Vice President of Engineering of GRIC Communications, Inc. The terms and conditions of this offer are stated below:

RESPONSIBILITY: You will be responsible for all engineering aspects of the company.

You will manage the engineering departments of GRICbilling, Settlement and applications engineering. These responsibilities include planning and scheduling software development, test, de-bug, documentation, etc. You will part of the Executive Management Team and participate in management meetings, strategic planning and other responsibilities as assigned by the President.

You will be responsible for meeting or exceeding the Company's engineering goals on a quarterly and annual basis; delivering planned products and services in a timely and cost-effective manner with the quality and performance appropriate to the task.

As a member of the Executive Management Team, you will have shared responsibility for the accomplishment of financial goals of the company.

REPORTING: You will report to the President and Chief Operating Officer. All engineering staff will report to you through managers and Directors, as assigned.

Your cash compensation will consist of the following:

BASE SALARY: You will be paid a base salary of $200,000.00 per annum, payable semi-monthly.

PERFORMANCE BONUS: You will participate in a bonus program, calculated at Thirty Percent (30%) of your base salary, assuming achievement of mutually agreed objectives. These objectives will be a combination of corporate goals established during the first sixty days of your tenure with the Company. Performance bonuses beyond 1999 will be based on a new Corporate Bonus Plan to be developed over the next several months.

                                                                       Page 1/4

PERFORMANCE AND SALARY REVIEWS: Performance/salary reviews are conducted annually in the anniversary month of your date of employment.

EMPLOYEE STOCK OPTION: You will be granted an incentive stock option subject to board approval for the purchase of Three Hundred Fifty Thousand (350,000) shares of the common stock of GRIC Communications. This option will be granted by the Board at the current fair market value; this option is subject to the Company's standard vesting schedule (20% after ten months and 2% per month thereafter) and vesting commences on your date of employment. In the event the Company is acquired, fifty percent of the unvested portion of this initial option grant will vest.

EMPLOYEE BENEFITS: As an employee of GRIC, you will receive benefits in accordance with the GRIC employee benefits plans, as may be amended from time to time. The current benefit package includes a choice of three medical plans, dental, life, disability and accidental dismemberment insurance.

GRIC 401(k) PLAN: As a full-time employee of GRIC, you may, if you wish, enroll in the Company's 401(k) Plan at the next or a subsequent Plan entry date. You will be provided with a full description of the Plan including eligible contributions from your compensation and investment options.

TERMS OF EMPLOYMENT: Your employment will be considered "at will" and will continue for an indefinite term. Employment at will means that either you or the Company may terminate the employment relationship at any time for any reason, with or without cause.

TERMINATION OF EMPLOYMENT: The Company may terminate your employment at any time without cause. If the Company terminates your employment without cause, the Company will provide you a severance payment equivalent to six months' base salary, payable monthly in accordance with the Company's normal payroll policies.

Additionally, the Company will provide you with up to six months of company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to six months unless comparable benefits are otherwise provided to you by any third party. Such benefits are separate from your then-existing COBRA rights to extend GRIC-related insurance benefits at your cost for an additional period of time.

The Company may, also, terminate your employment for cause in its sole discretion. For the purposes of this Offer of Employment, "cause" shall be defined as:

     (1) Failure to continually and substantially perform the reasonably assigned responsibilities of the position in an acceptable manner, gross negligence, gross misconduct, habitual neglect of duties, criminal acts, violation of any state or federal securities laws, commission of any felony involving fraud or dishonesty, violation of the written lawful policies or written instructions of the Board of Directors, or commencement of employment or any other businesses arrangements with another employer while you are an employee of the Company.

      (2) Your death, or your total disability lasting more than 90 days.

TERMINATION OF EMPLOYMENT WITH CAUSE. If the Company terminates your employment with cause, the Company will provide you a severance payment equivalent to three months' base salary, payable monthly in accordance with the Company's normal payroll policies. However, if the cause for termination relates to violation by you of state or federal law, then you will receive no severance payment from the Company.

Additionally, unless the cause for termination relates to violation by you of state or federal law, the Company will provide you with up to three months of company-paid insurance continuation following the


                                                                       Page 2/4
date of your termination. Such insurance continuation will be provided for up to three months unless comparable benefits are otherwise provided to you by any third party. Such benefits are separate from your then-existing COBRA rights to extend GRIC-related insurance benefits at your cost for an additional period of time.

CONFIDENTIALITY: GRIC requires that you sign and return the enclosed Confidentiality Agreement as a condition of employment.

START DATE: Your employment with GRIC will commence on or before December 1, 1998.

If you agree with the terms stated in this letter, please sign and return the attached Acceptance and Acknowledgement. This offer is valid for seven days.

Phil, we look forward to a long and mutually prosperous relationship. We expect that you will have a significant and positive impact on the future growth and success of GRIC Communications.

Sincerely,



Hong Chen
President & C.E.O.

Enclosure:  Confidentiality Agreement



                                                                     Page 3/4

                         ACCEPTANCE AND ACKNOWLEDGMENT


I have read, understand, and accept the foregoing terms of employment at GRIC Communications, Inc. and will start work no later than December 1, 1998. I certify that on this date I will not be employed by, on the payroll of, or compensated by any other Company, with the exception of a position(s) on the Board of Directors of a Company whose business activity is not in conflict or competitive with GRIC Communications, Inc. I will provide a listing of all current Board-level obligations to the Board of Directors of GRIC at the first Board meeting that follows my acceptance of this position with the Company. I will provide a written request to the Board seeking its approval of prospective new Board positions prior to entering into new Board-level commitments.

I understand that you do not wish me to bring any confidential or proprietary material of any former employer or to violate any lawful obligation to my former employers.

I understand that my employment is contingent on my providing appropriate legal proof of eligibility to be employed in the United States as well as signing the Company's customary confidentiality and invention agreement, which is attached.



Signed:   /s/ Phil Sakakihara
         ---------------------
         10/23/98
         ---------------------



                                                                       Page 4/4